Filed Pursuant to Rule 433

Registration No. 333-190954

Final Term Sheet

September 9, 2014

VERIZON COMMUNICATIONS INC.

$870,000,000 4.80% Notes due 2044

Issuer:	Verizon Communications Inc. (the “Company”)

Title of Securities:	4.80% Notes due 2044 (the “Notes”)

Trade Date:	September 9, 2014

Settlement Date (T+10):	September 23, 2014

Maturity Date:	September 23, 2044

Aggregate Principal Amount Offered:	$870,000,000

Price to Public (Issue Price):	100% plus accrued interest, if any, from September 23, 2014

Gross Spread:	0.10%

Price to Company:	99.90%

Interest Rate:	4.80% per annum

Interest Payment Dates:	Semiannually on each March 23 and September 23, commencing March 23, 2015

Denominations:	Minimum of $100,000 and integral multiples of $1,000 in excess thereof.

Optional Redemption:	Not redeemable prior to September 23, 2015. On each September 23 on or after September 23, 2015 the Notes will be redeemable on not less than 30 nor more than 60 days’ notice, in whole but not in part, at the option of the Company, at 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the date of redemption.

Underwriter Allocation:	Principal Amount of Notes
E.Sun Commercial Bank, Ltd.	$400,000,000
MasterLink Securities Corporation	470,000,000

$870,000,000

Global Structuring Agent and Coordinator:	Morgan Stanley & Co. LLC

Junior Structuring Agents:	Blaylock Beal Van, LLC Great Pacific Securities Guzman & Company Muriel Siebert & Co., Inc.

Structuring Agents’ Commission:	$5,655,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated September 8, 2014, Prospectus dated September 8, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/investor

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.